EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Brink’s Company:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-21393, 33-53565, 333-78631, 333-78633, 333-70758, 333-70772, 333-146673, 333-152552, 333-133073, 333-158285, 333-165567, 333-188342, 333-217723 and 333-225111) of The Brink’s Company of our report dated February 23, 2017, except for Notes 3 and 4, as to which the date is September 29, 2017, and the fifth paragraph under New Accounting Standards in Note 1, as to which the date is February 26, 2019, with respect to the consolidated statements of operations, comprehensive income (loss), equity, and cash flows of The Brink’s Company and subsidiaries for the year December 31, 2016, which report appears in the December 31, 2018 annual report on Form 10-K of The Brink’s Company.

/s/ KPMG LLP

Richmond, Virginia
February 26, 2019